Exhibit 99.1

 FIRST CASH REPORTS 28% INCREASE IN FIRST QUARTER EPS AND RECORD STORE OPENINGS

        ACHIEVES 21 CONSECUTIVE QUARTERS OF DOUBLE-DIGIT EARNINGS GROWTH

                         FISCAL 2006 GUIDANCE INCREASED

    ARLINGTON, Texas, April 19 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced record-setting first quarter revenues, net income, earnings per share and store openings for the three months ended March 31, 2006. This marked First Cash's 21st consecutive quarter of double-digit earnings per share growth. The Company also announced that it was increasing its earnings guidance for fiscal 2006. All earnings per share amounts included herein reflect the Company's two-for-one stock split effective February 6, 2006.

    Earnings
     * Diluted earnings per share for the first quarter of 2006 were $0.23, a 28% increase compared to $0.18 diluted earnings per share in the first quarter of 2005. Earnings per share exceeded the consensus forecast of industry analysts by $0.02 per share.
     * Diluted earnings per share for the trailing twelve months ended March 31, 2006 were $0.81, an increase of 29% over $0.63 for the trailing twelve months ended March 31, 2005.
     * Net income for the first quarter of 2006 was $7.6 million, a 26% gain over first quarter 2005 net income of $6.1 million.
     * The first time recognition of option-based compensation expense under a new accounting pronouncement, effective January 1, 2006, reduced first quarter earnings, net of tax benefit, by approximately $330,000 while the net first quarter impact on earnings per share was approximately $0.01, an amount that is reflected in first quarter diluted earnings per share. The Company projects that option-based compensation expense, net of tax benefit, for the remainder of 2006 will be approximately $10,000 per quarter. The revised 2006 earnings guidance reflects the currently anticipated option impact.

    Revenues
     * Consolidated revenues for the first quarter of 2006 increased 19%, totaling $56 million, compared to $47 million in the comparative 2005 period.
     * Same-store revenues for the first quarter of 2006 increased 13% over the comparable prior-year period. The same-store revenue increases were realized across all major revenue lines, which include merchandise sales, pawn service fees, payday advance/credit services fees and check cashing fees.
     * Total merchandise sales for the first quarter of 2006 were up 22% over the same quarter of 2005. Retail sales, which exclude non-retail sales of scrap jewelry, increased by 19% for the quarter as compared to the same prior-year period. The volume-weight of scrap jewelry sold for the first quarter was essentially flat compared to the prior-year quarter; however scrap sales increased to $6.9 million in 2006, compared to $5.3 million in 2005, due primarily to higher selling prices for gold.
     * Pawn service fees increased 24% in the first quarter of 2006 compared to the prior year. Aggregate short-term advance and credit services fees increased 11% over the same period, although revenues in the Company's ten Illinois locations declined due to new payday advance regulations in that state. Excluding the Illinois locations, revenues from short-term advances and credit services increased by 19% compared to the prior year quarter.

    Store Count & Asset Growth
     * A total of 20 new stores were opened during the first quarter of 2006, which is the most stores ever opened by the Company in a single quarter. The overall store count totals 348 units as of March 31, 2006, compared to 297 stores open at March 31, 2005.
     * Total pawn receivables increased 19%, from $22.4 million at March 31, 2005, to $26.7 million at March 31, 2006. Pawn receivables in the Company's Mexico stores increased by 38% over the past twelve months, while pawn receivables in its U.S. stores increased by 10% over the same period.
     * The Company's credit services customers (in its Texas locations) had loans outstanding with an independent lender in the amount of $7.6 million as of March 31, 2006. The combined credit services-originated loan balances in Texas locations and payday advance balances in non-Texas locations totaled $12.2 million at March 31, 2006.

    Operating Metrics
     * The consolidated operating margin, calculated as income before taxes as a percentage of revenues, was 21.5% in the current quarter, a record single quarter margin for the Company, and compares to 20.3% for the same period of 2005.
     * Return on stockholders' equity increased to 16.9% for the trailing twelve months ended March 31, 2006, compared to 15.4% for the comparable prior-year period.
     * Gross margin on total merchandise sales for the first quarter of 2006 was 41%, an improvement over the 40% margin recorded in the prior-year quarter. Retail merchandise sales margin, which excludes sales of scrap jewelry, was 43% for the first quarter of 2006, compared to 44% in the prior year. Gross margin on sales of scrap jewelry increased from 25% in the first quarter of 2005 to 32% in the current quarter, due primarily to increases in spot gold prices.
     * The payday advance and credit services loss provision decreased from 12% of fees in the first quarter of 2005 to 6% in the first quarter of 2006. This improvement relates primarily to the Company's new policy of selling selected short-term advance and credit services bad debt portfolios, the sales of which were recorded as a credit to the loss provision. Excluding the benefit of such sales, the current quarter loss provision would have been 13% of fees.

    Financial Position & Liquidity
     * Earnings before interest, taxes, depreciation and amortization (EBITDA) for the trailing twelve-month period ended March 31, 2006 totaled $47.9 million, an increase of 24% over the comparative prior-year period. The Company provides a detailed reconciliation of this non-GAAP financial measure to net income elsewhere in this release.
     * Cash balances at quarter end totaled $56 million, of which $44 million was invested in interest-bearing cash reserve accounts. Over the past twelve months, the Company has invested $13 million in capital expenditures and repurchased over $11 million of Company stock. Even with these expenditures, total invested cash has increased $17 million over the same time period.
     * The Company has no outstanding interest-bearing debt. With total assets of $197 million and total liabilities of $20 million as of March 31, 2006, the ratio of total assets to total liabilities is 10 to 1. The current ratio also stands at 10 to 1 as of March 31, 2006.

    2006 Outlook
     * The Company previously forecast fiscal 2006 diluted earnings per share to be in a range of $0.91 to $0.93. Based on the strong operating results for the first quarter, the Company has increased its forecast for fiscal 2006 diluted earnings per share to a range of $0.93 to $0.94. With this upward guidance, the revised 2006 forecast represents a 22% to 24% increase over 2005 diluted earnings per share. Diluted earnings per share for the quarter ended June 30, 2006 are currently forecast to be in a range of $0.18 to $0.19.
     * With 20 store openings in the first quarter, the Company is on track to attain its target of 60 to 70 new locations for the full year. The Company expects to continue opening both pawn stores in Mexico and payday advance stores in the United States during 2006.

    Commentary & Analysis
    Mr. Alan Barron, Chief Executive Officer and Chief Operating Officer, commented on the Company's first quarter operating results, "We had an outstanding quarter in every respect -- our revenue growth continued to accelerate; we posted a record quarterly operating profit margin, and we opened stores in 20 new locations. We exceeded earnings expectations and other operating metrics and have increased the earnings forecast for the balance of 2006 as a result. An additional highlight in the first quarter was the Company's two-for-one stock split, effective February 6, 2006. This is the second split of First Cash's stock in less than two years, reflecting the Company's success in enhancing shareholder value and management's confidence in future growth."

    The increase in consolidated first quarter revenues was especially strong, as quarter-over-quarter revenues grew by 19% and same-store sales grew by 13%. These rates of increase exceeded the comparable growth rates reported for any single quarter in 2005. Pawn service charges in the first quarter of 2006 increased by 24%, while pawn store merchandise sales increased by 22%, as compared to the prior year quarter. These increases were the result of significant contributions from all aspects of the Company's operations, including the new and maturing stores in Mexico, where total revenues grew by 46% compared to the prior year. Domestic store revenues, which come from mostly mature pawn and payday locations, nonetheless increased by 10% in the first quarter.

    The Company continues to ramp up its successful long-term expansion strategy, which is focused on a high rate of new store openings in high-potential markets in both the U.S. and Mexico. The 20 stores opened during the first quarter of 2006 exceeded by 25% the Company's previous record of 16 store openings in a single quarter. New store openings are expected to be strong again in the second quarter of 2006; the Company expects to attain well over half of its 2006 store-opening target of 60 to 70 stores by June 30. Regarding the store expansion strategy, Mr. Barron noted that, "We continue to refine and improve our site selection and store opening processes. It is significant that we have been able to absorb pre-opening costs and start-up losses, which are expensed on a current basis from earnings, from 36 new stores opened in the past six months, while growing earnings per share in the current quarter by 28%. We expect significant future revenue and earnings growth from these new stores in the second half of 2006 and beyond."

    The strong financial position of First Cash provides the necessary flexibility for continued significant growth and taking advantage of investment opportunities. All of the Company's capital expenditures and working capital requirements, as well as new store start-up losses, are funded from operating cash flows. The Company also continues to make strategic investments in its key operating systems and support infrastructure, such as information technology. These investments are paying significant dividends through improvements in the Company's operating margin and key operating metrics. Even with the cash flow requirements associated with new store openings, customer loan growth and infrastructure investments, the Company continues to generate significant free cash flows.

    In summarizing the Company's expectations for 2006 and beyond, Mr. Barron said, "First Cash is well-positioned in every respect for significant future growth in earnings, revenues and new store locations. Our diversified growth model, which includes both the pawn and payday advance products in multiple countries, is a distinct competitive advantage for us and a potentially stabilizing factor on our earnings and cash flow. We remain extremely excited about First Cash's potential for future growth and our ability to deliver continued long-term value for our shareholders."

    Forward-Looking Information
    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. ("First Cash" or the "Company"). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward- looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company's expectations of earnings per share, expansion strategy, store openings, loss provisions, future liquidity, option-based compensation expense and cash flows. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward- looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward- looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in consumer borrowing and repayment behaviors, changes or increases in competition, the ability to locate, open and integrate new stores, the ability to operate as a credit services organization in Texas, the ability to successfully refer credit services customers to an independent lender who can provide credit to these customers, new legislative initiatives or governmental regulations, or changes to existing laws and regulations, affecting payday advance businesses, credit services organizations and pawn businesses in both the U.S. and Mexico, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties. These and other risks and uncertainties are indicated in the Company's 2005 Annual Report on Form 10-K (see "Item 1.a. -- Risk Factors") and updated in subsequent quarterly reports on Form 10-Q.

    About First Cash
    First Cash Financial Services, Inc. and its subsidiaries are engaged in the operation of pawn and consumer credit stores, which lend money on the collateral of pledged personal property, retail previously-owned merchandise acquired through loan forfeitures, provide payday advances, and offer other financial and credit services products. The Company owns and operates stores in eleven U.S. states and seven states in Mexico. First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check- cashing and financial services kiosks located inside convenience stores. First Cash has been recognized for four consecutive years by Forbes magazine as one of its "200 Best Small Companies." This annual ranking is based on a combination of profitability and growth performance measures over the most current one and five-year periods. First Cash was also recently ranked for the second consecutive year by Fortune Small Business magazine on the "FSB 100: America's Fastest-Growing Small Public Companies." First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS". It is also a component Company in the Russell 2000 Index.

                              STORE COUNT ACTIVITY
  The following table details store openings and closings for the quarter ended
                                 March 31, 2006:

                                                 Payday
                                         Pawn   Advance    Total
                                       Stores    Stores   Stores
                                       ------   -------   ------
    Total stores, beginning of period     226       102      328
    New stores opened                       9        11       20
    Stores closed or consolidated         ---       ---      ---
    Total stores, end of period           235       113      348

    For the quarter ended March 31, 2006, the Company's 50% owned joint venture, Cash & Go, Ltd., operated a total of 40 kiosks located inside convenience stores in the state of Texas, which are not included in the above chart. No kiosks were opened or closed during fiscal 2006.

                       FIRST CASH FINANCIAL SERVICES, INC.

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                          Quarter Ended
                                                             March 31,
                                                     ------------------------
                                                        2006           2005
                                                     ---------      ---------
                                                            (unaudited)
                                                       (in thousands, except
                                                         per share amounts)
    Revenues:
      Merchandise sales                              $  29,509      $  24,237
      Pawn service fees                                 11,066          8,954
      Short-term advance and credit services fees       14,040         12,669
      Check cashing fees                                   886            826
      Other                                                199            313
                                                        55,700         46,999
    Cost of revenues:
      Cost of goods sold                                17,516         14,590
      Short-term advance and credit services
       loss provision                                      784          1,581
      Check cashing returned items expense                  94             86
                                                        18,394         16,257
    Gross profit                                        37,306         30,742

    Expenses and other income:
      Store operating expenses                          18,119         15,761
      Administrative expenses                            5,706          4,216
      Depreciation                                       1,705          1,292
      Interest income                                     (221)           (84)
                                                        25,309         21,185
    Income before income taxes                          11,997          9,557
    Provision for income taxes                           4,375          3,488
    Net income                                       $   7,622      $   6,069

    Net income per share:
      Basic                                          $    0.24      $    0.19
      Diluted                                        $    0.23      $    0.18

    Weighted average common shares outstanding:
      Basic                                             31,846         32,125
      Diluted                                           33,797         34,025

                       FIRST CASH FINANCIAL SERVICES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          March 31,
                                                  -----------------------
                                                    2006         2005
                                                  ----------   ----------
                                                        (unaudited,
                                                       in thousands)
    Assets:
      Cash and cash equivalents                   $   56,367   $   38,883
      Service fees receivable                          3,934        3,968
      Pawn receivables                                26,743       22,435
      Short-term advance receivables                   4,599       11,575
      Inventories                                     20,701       16,104
      Prepaid expenses and other current assets        4,487        2,582
        Total current assets                         116,831       95,547
      Property and equipment, net                     25,380       18,516
      Goodwill                                        53,237       53,237
      Other                                            1,090        2,599
                                                  $  196,538   $  169,899

    Liabilities and stockholders' equity:
      Accounts payable                            $    1,211   $      693
      Accrued liabilities                             10,443        8,680
        Total current liabilities                     11,654        9,373

      Deferred income taxes payable                    8,826        9,055
        Total liabilities                             20,480       18,428
      Stockholders' equity                           176,058      151,471
                                                  $  196,538   $  169,899

                     FIRST CASH FINANCIAL SERVICES, INC.

    Unaudited Non-GAAP Financial Information -- EBITDA
    EBITDA is commonly used by investors to assess a company's leverage capacity, liquidity and financial performance. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles ("GAAP"), and the items excluded from EBITDA are significant components in understanding and assessing the Company's financial performance. Since EBITDA is not a measure determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. EBITDA should not be considered as an alternative to net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company's consolidated financial statements as an indicator of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to EBITDA (amounts in thousands):

                                                 Twelve Months Ended March 31,
                                                 ------------------------------
                                                     2006             2005
                                                 -------------    -------------
    Net income                                   $      26,936    $      21,597

    Adjustments:
      Interest expense                                     ---               30
      Interest income                                     (454)            (137)
      Income taxes                                      15,182           12,648
      Depreciation                                       6,217            4,544

    Earnings before interest, income taxes,
     depreciation and amortization               $      47,881    $      38,682

    Option-Based Compensation Expense -- Adoption of FAS 123R

    The Company adopted FAS 123R -- Share-Based Payments effective January 1, 2006 under which it now records compensation expense related to the issuance and vesting of employee stock option awards. The 2006 first quarter administrative expenses include approximately $505,000 of option-based compensation expense, of which approximately $490,000 resulted from the accelerated performance-based vesting of certain option awards. The adoption of FAS 123R reduced 2006 first quarter net income and earnings per share, net of income tax benefit, by approximately $330,000 and $0.01, respectively.

    As of March 31, 2006, there are no outstanding, unvested stock options with performance-based accelerated vesting features. The Company projects that additional option-based compensation expense, net of tax benefit, in the second, third and fourth quarters of 2006 will be approximately $10,000 per quarter.

SOURCE  First Cash Financial Services, Inc.
    -0-                             04/19/2006
    /CONTACT: Rick Wessel, President, or Doug Orr, Executive Vice President & Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-505-3199, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /